PCAOB registered

JORGENSEN & CO

Certified Public Accountants

(425) 450-7024	alan@jorgensencpa.com

Exhibit 16.1

September 27, 2010

U.S. Securities & Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

Re:

Global Immune Technologies, Inc. (SEC file No. 0-30520)

We are the former independent auditors for Global Immune Technologies, Inc. (SEC file No. 0-30520) (“Company”).  We have read the Company’s current report on Form 8-K dated September 27, 2010 (“Form”) to be filed with the Commission. We agree with the disclosures found in the Item 4.01 of that Form solely as they pertain to JORGENSEN & CO. We have no basis, to either agree or disagree with any other aspects of the Form 8-K.

Sincerely,

/s/ JORGENSEN & CO.

JORGENSEN & CO.

P.O. Box 535 Bellevue, WA 98009-0535